Exhibit 99.31

EXECUTION VERSION

Dated 5th day of July 2024

CHEN SHENG

(陈升)

as Chargor

IN FAVOUR OF

SHINING RICH HOLDINGS LIMITED

耀富控股有限公司

as Investor

CHARGE OVER SHARES

in relation to shares in

SUNRISE CORPORATE HOLDING LTD.

THIS DEED is made on the 5th day of July 2024

BY:

CHEN SHENG ( 陈 升 ), a citizen of the PRC with passport number [*****] and PRC Identity Card number [*****] and domiciled in the PRC (the “Chargor”)

IN FAVOUR OF:

SHINING RICH HOLDINGS LIMITED 耀富控股有限公司, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 1972405 and with its registered office at Portcullis Chambers, 4th Floor Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110 (the “Investor”).

(The parties referred above shall collectively be referred to as the “Parties” and each a “Party”.)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Deed or unless the context otherwise requires, terms and expressions defined in or construed for the purposes of the Subscription Agreement as amended from time to time shall bear the same meanings when used herein. In addition:

“Company” means Sunrise Corporate Holding Ltd., a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 1622848 and with its registered office at Kingston Chambers P.O. Box 173, Road Town, Tortola, British Virgin Islands.

“BVI Act” means the British Virgin Islands Business Companies Act 2004, as amended and/or supplemented from time to time.

“Charged Property” means: (a) the Share Collateral (and any part of them); and (b) the Related Rights in relation to the Share Collateral of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Investor by or pursuant to this Deed.

“Collateral Rights” means all rights, powers and remedies of the Investor provided by or pursuant to this Deed or by law.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Investor or a Receiver.

“Event of Default” has the meaning given to the term “Event of Default” under the Subscription Agreement.

“Guarantor” means the Chargor.

“Receiver” means a receiver or receiver and manager or an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale, lease or other disposal in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of that asset;

(d)	any moneys and proceeds paid or payable in respect of that asset;

(e)	(in the case where such asset comprises any share, equity interest or other security) all dividends, distributions, interest and monies payable in respect thereof and any rights, assets, shares and/or securities deriving therefrom or accruing thereto whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise; and/or

(f)	(in the case where such asset comprises any share, equity interest or other security) any rights against any clearing system in which such asset is held,

(in each case) from time to time.

“Secured Obligations” means all obligations at any time due, owing or incurred by any of the Obligors or any of their respective Affiliates, to the Investor under the Transaction Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Security Interest” means:

(a)	an interest or power reserved in or created or otherwise arising in or over an interest in any asset whether under a bill of sale, mortgage, charge, lien, pledge, other security interest or preferential arrangement (including retention of title), trust or power or otherwise by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation; or

(b)	any agreement to grant or create anything referred to in either of paragraph (a) of this definition and any other thing which gives a creditor priority to any other creditor with respect to any asset or an interest in any asset.

“Security Period” means the period from and including the date of execution of this Deed to and including the date of discharge of the security created by this Deed in accordance with Clause 18 (Release of Security).

“Shares” means all present and future issued share(s) of the Company, including the shares issued as at the date of this Deed specified in Schedule 1 (Particulars of Shares).

“Share Collateral” means the Shares beneficially owned by the Chargor and/or any substitute or additional Shares thereof from time to time, while any Secured Obligations are outstanding.

“Subscription Agreement” means the subscription agreement dated _____________________2024 entered into between (among others) the Issuer as issuer, the Guarantor as guarantor and the Investor as investor, pursuant to which, the Issuer agrees to issue to the Investor, and the Investor agrees to subscribe from the Issuer, the Note (as supplemented, modified or amended from time to time).

“Triggering Event” means the delivery by the Investor of a written notice in accordance with Clause 28 (Notices) to the Chargor that an Event of Default has occurred.

1.2	Construction

In this Deed:

1.2.1	the rules of construction set out in clause 1.2 of the Subscription Agreement shall apply to this Deed mutatis mutandis; and

1.2.2	any reference to the Chargor and the Investor shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and transferees in accordance with their respective interests.

2.	COVENANT TO PAY

The Chargor hereby covenants with the Investor to discharge each of the Secured Obligations on their due date in accordance with their respective terms.

3.	CHARGE

3.1	Fixed Charge

(a)	The Chargor hereby charges as legal and beneficial owner in favour of the Investor, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Chargor’s right, title and interest from time to time in and to the Share Collateral and all its other present and future Related Rights in relation thereto.

(b)	The Chargor hereby authorises the Investor to arrange at any time following the occurrence of an Event of Default which is continuing for the Charged Property or any part thereof to be registered in the name of the Investor (or its nominee) thereupon to be held, as so registered, subject to the terms of this Deed and at the request of the Investor, the Chargor shall without delay procure that the foregoing shall be done.

4.	PERFECTION OF SECURITY

4.1	The Chargor shall procure that the following annotation be inserted into the register of members (the “Register of Members”) of the Company maintained by it in accordance with the BVI Act:

“All the ordinary share registered in the name of Sheng Chen (陈升) are charged in favour of Shining Rich Holdings Limited 耀富控股有限公司 pursuant to a share charge dated [Date], as amended from time to time. The date on which this annotation was entered in the Register of Members is [Date].”

Immediately upon entry of such details has been made, and in any event within five (5) Business Days after the date of this Deed, provide a certified true copy of the annotated Register of Members to the Investor.

4.2	Delivery of Documents of Title

The Chargor shall:

4.2.1	on the date of this Deed, deposit with the Investor (or procure the deposit with the Investor of) the following in respect of any Share Collateral existing as at the date of this Deed:

(a)	all original certificates or other documents of title to such Share Collateral (including a certified copy of the Register of Members to be certified by director, company secretary or legal counsel of the Company);

(b)	undated share transfer forms in respect of such Share Collateral, executed in blank by or on behalf of the Chargor and other documents which may be requested by the Investor from time to time in order to enable the Investor or its nominees to be registered as the owner or otherwise obtain legal title to any of the Charged Property in the form set out in Schedule 2 (Forms of Instrument of Transfer);

(c)	undated irrevocable proxy and power of attorney in respect of such Shares, executed in blank by or on behalf of the Chargor in the form set out in Schedule 3 (Form of Irrevocable Proxy and Power of Attorney);

(d)	an undated letter of resignation executed by each director of the Company in substantially the form set out in Schedule 4 (Form of Letter of Resignation);

(e)	undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 5 (Form of Written Resolutions);

(f)	a dated letter of undertaking and authorisation executed by each director of the Company in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation);

(g)	a dated letter of instruction executed by or on behalf of the Company to its registered agent in respect of the Register of Members of the Company substantially in the form set out in Schedule 7 (Form of Letter of Instruction (And Acknowledgement) to Registered Agent) which shall be delivered by, or on behalf of, the Company to the registered agent and acknowledged by the registered agent promptly following execution of this Deed and in any event no more than five (5) Business Days after the date of this Deed; and

(h)	a dated deed of undertaking and confirmation executed by or on behalf of the Company substantially in the form set out in Schedule 8 (Form of Deed of Undertaking and Confirmation from the Company).

4.2.2	promptly and, in any event, within five (5) Business Days of any acquisition of any Shares and/or upon any Shares becoming subject to security hereunder and/or the accrual, issue or coming into existence of any stocks, shares, warrants or other securities in respect of or derived from any Shares, notify the Investor of that occurrence and procure the delivery to the Investor of:

(a)	a certified true copy of the updated register of members of the Company, together with all original certificates and other documents of title representing such items; and

(b)	undated share transfer forms or, as the case may be, other appropriate instruments of transfer in respect of such items executed in blank by or on behalf of the Chargor, substantially in the form set out in Schedule 2 (Form of Instrument Transfer) (if applicable) or in such other form as the Investor shall require,

(except already delivered pursuant to this Clause 4.2).

4.2.3	promptly upon any change in any director of the Company after the date of this Deed, procure the delivery to the Investor of:

(a)	(in the case of a new director) an undated letter of resignation executed by such director of the Company in substantially the form set out in Schedule 4 (Form of Letter of Resignation);

(b)	undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 5 (Form of Written Resolutions);

(c)	(in the case of a new director) an undated undertaking and authorisation executed by such director of the Company in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation);

(d)	(in the case of a director who was the signatory of the letter of instruction referred to in Clause 4.2.1(g) on behalf of the Company) a dated letter of instruction executed by a remaining director (or, where a new director is simultaneously appointed, the new director) on behalf of the Company to its registered agent in respect of the Register of Members of the Company substantially in the form set out in Schedule 7 (Form of Letter of Instruction (And Acknowledgement) to Registered Agent) which shall be delivered by, or on behalf of, the Company to the registered agent and acknowledged by the registered agent; and

(e)	(in the case of a director who was the signatory of the deed of undertaking and confirmation referred to in Clause 4.2.1(h) on behalf of the Company) a dated deed of undertaking and confirmation executed by a remaining director (or, where a new director is simultaneously appointed, the new director) on behalf of the Company substantially in the form set out in Schedule 8 (Form of Deed of Undertaking and Confirmation from the Company).

4.2.4	promptly upon any change in the registered agent of the Company after the date of this Deed, procure the delivery to the Investor of a dated letter of instruction executed by or on behalf of the Company to its new registered agent in respect of the Register of Members of the Company substantially in the form set out in Schedule 7 (Form of Letter of Instruction (And Acknowledgement) to Registered Agent) which shall be delivered by the Company to the new registered agent and acknowledged by the new registered agent promptly following delivery of such letter of instruction.

5.	FURTHER ASSURANCE

5.1	Further Assurance: General

The Chargor shall promptly at its own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) as the Investor may reasonably specify (and in such form as the Investor may reasonably require the Chargor to act/execute in favour of the Investor or its nominee(s)):

5.1.1	to perfect the security created or intended to be created in respect of the Charged Property (which may include, without limitation, the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, any part of the Charged Property) or for the exercise of the Collateral Rights; and/or

5.1.2	after the occurrence of a Triggering Event, to deliver or procure that there shall be delivered to the Investor all other documents the Investor considers necessary or desirable to enable the Investor to register such Charged Property in its name or in the name of its nominees or any delegate and to facilitate the realisation of the Charged Property.

5.2	Necessary Action

The Chargor shall from time to time take all such action (whether or not requested to do so by the Investor) as is or shall be reasonably available to it (including without limitation obtaining and/or effecting all approvals) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Investor by or pursuant to this Deed and/or to exercise its rights and to perform the obligations expressed on its part under this Deed and/or to make this Deed admissible in evidence in any court having jurisdiction.

5.3	Information

The Chargor shall promptly deliver to the Investor all information that is available to it and that is required in order for the Investor to comply with any applicable laws or regulations in respect of any Charged Property, or any similar provision in any articles of association or constitutional documents relating to any Charged Property.

5.4	Implied Covenants for Title

The obligations of the Chargor under this Deed shall be in addition to any covenants for title deemed to be included in this Deed under applicable law.

6.	NEGATIVE PLEDGE AND OTHER UNDERTAKINGS

6.1	Negative Pledge

The Chargor undertakes that it shall not, at any time during the subsistence of this Deed, create or permit to subsist any Security over all or any part of the Charged Property unless expressly permitted under and in accordance with any of the Transaction Documents.

6.2	No Disposal of Interests

The Chargor undertakes that, during the subsistence of this Deed, it shall not, and shall not agree to, except with the prior written consent of the Investor:

6.2.1	sell, assign, transfer or otherwise dispose of any Charged Property;

6.2.2	procure or permit the Company to issue any new shares;

6.2.3	appoint any new director, or otherwise effect any change of director, of the Company; or

6.2.4	otherwise procure or permit a change of control over the Company or any Share Collateral.

7.	OPERATIONS BEFORE AND AFTER TRIGGERING EVENT

7.1	Dividends

7.1.1	The Chargor shall, at all times prior to the giving of a notice in writing by the Investor to the Chargor (a “Triggering Event”) that an Event of Default has occurred, ensure that all dividends paid or made in respect of any Charged Property are applied in accordance with the terms of the Subscription Agreement.

7.1.2	After the occurrence of a Triggering Event, the Chargor shall promptly pay over and deliver to the Investor for application in accordance with this Deed (and the Investor may apply in accordance with this Deed) any and all dividends, distributions, interest and/or other monies received and/or recovered by it in respect of all or any part of the Charged Property.

7.1.3	Any and all dividends, distributions, interest and/or other monies received, recovered or paid/delivered to the order of the Chargor (other than in cash) in respect of any or all of the Charged Property shall be held by the Chargor subject to the security constituted by this Deed, and the Chargor shall promptly deliver such dividends, distributions, interest and/or other monies to the Investor for application in accordance with this Deed.

7.2	Operation: Before Triggering Event

Prior to the occurrence of a Triggering Event, the Chargor shall be entitled to exercise all voting rights in relation to any or all of the Share Collateral and (if applicable) additional shares provided that the Chargor shall not exercise such voting rights in any manner that could give rise to, or otherwise permit or agree to, any (a) variation of the rights attaching to or conferred by any of the Share Collateral and (if applicable) additional shares or (b) any liability on the part of the Investor.

7.3	Operation: After Triggering Event

The Investor may, upon and/or after the occurrence of a Triggering Event, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

7.3.1	exercise (or refrain from exercising) any voting rights in respect of the Charged Property;

7.3.2	apply all dividends, distributions, interest and other monies arising from all or any of the Charged Property in accordance with Clause 12 (Application of Monies);

7.3.3	have the right to complete, date and put into effect any documents referred to in Clause 4.2 (Delivery of Documents of Title);

7.3.4	transfer all or any of the Charged Property into the name of such nominee(s) of the Investor as it shall think fit; and

7.3.5	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property, including without limitation the right, in relation to any company, corporation or entity whose shares, equity interests or other securities are included in the Charged Property or any part thereof, to concur or participate in:

(a)	the reconstruction, amalgamation, sale or other disposal of such company, corporation or entity or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares, equity interests or securities as a consequence thereof);

(b)	the release, modification or variation of any rights or liabilities attaching to such shares, equity interests or securities; and

(c)	the exercise, renunciation or assignment of any right to subscribe for any shares, equity interests or securities, in each case in such manner and on such terms as the Investor may think fit, and the proceeds of any such action shall form part of the Charged Property and may be applied by the Investor in accordance with Clause 12 (Application of Monies).

7.4	Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Charged Property, and in any case of default by the Chargor in such payment, the Investor may, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Investor shall be reimbursed by the Chargor to the Investor on demand and shall carry interest from the date of payment by the Investor until reimbursed in full at the rate and in accordance with clause 8.4 (Default Interest) of the Note Instrument as if it were an Unpaid Sum thereunder.

7.5	Exercise of Rights

7.5.1	The Chargor shall not exercise any of its rights and powers in relation to any of the Charged Property in any manner which, in the opinion of the Investor, would prejudice the value of, or the ability of the Investor to realise, the security created by this Deed.

7.5.2	The Investor shall not have any duty to ensure that any dividends, interest or other monies and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

7.5.3	The Chargor shall not at any time during the Security Period exercise the right to nominate any person other than the Investor or the nominee(s) of the Investor to enjoy or exercise any right relating to any of the Charged Property.

8.	ENFORCEMENT OF SECURITY

8.1	Enforcement

Upon and after the occurrence of a Triggering Event or if the Chargor requests the Investor to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Investor may, with prior notice to the Chargor or prior authorisation from any court, in its absolute discretion:

8.1.1	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

8.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by this Deed on any Receiver or otherwise conferred by law on mortgagees and/or Receivers.

8.2	No Liability as Mortgagee in Possession

Neither the Investor nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable by reason of taking any action permitted by this Deed or for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or a mortgagee in possession might otherwise be liable, unless in each case, directly caused by its wilful misconduct.

9.	POWERS OF SALE

9.1	Extension of Powers

The power of sale or other disposal conferred on the Investor and on any Receiver by this Deed shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed and shall be exercisable in accordance with Clause 8.1 (Enforcement) and any applicable law or regulation.

9.2	Restrictions

Any restrictions imposed by law on the power of sale or on the consolidation of security (including without limitation any restriction under paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance (Chapter 219 of the Laws of Hong Kong) shall be excluded to the fullest extent permitted by law.

10.	APPOINTMENT OF RECEIVER

10.1	Appointment and Removal

Upon and after the occurrence of a Triggering Event or if requested to do so by the Chargor, the Investor shall have the right by deed or otherwise (acting through an authorised officer of the Investor), without prior notice to the Chargor:

10.1.1	appoint one or more persons to be a Receiver over the whole or any part of the Charged Property;

10.1.2	appoint two or more Receivers of separate parts of the Charged Property;

10.1.3	remove (so far as it is lawfully able) any Receiver so appointed; and/or

10.1.4	appoint another person(s) as an additional or replacement Receiver(s).

10.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and Removal) shall be:

10.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

10.2.2	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Investor; and

10.2.3	entitled to remuneration for his services at a rate to be fixed by the Investor from time to time.

10.3	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Deed and to the exclusion of any other Receiver (unless the document appointing such Receiver states otherwise).

10.4	Statutory Powers of Appointment

The powers of appointment of a Receiver herein contained shall be in addition to all statutory and other powers of appointment of the Investor under applicable law and such powers shall remain exercisable from time to time by the Investor in respect of all or any part of the Charged Property.

11.	POWERS OF RECEIVER

11.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) or that part thereof in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

11.1.1	all the powers conferred by the Conveyancing and Property Ordinance (Chapter 219 of the Laws of Hong Kong) on mortgagors and on mortgagees in possession and on receivers appointed under that Ordinance (as if the Charged Property constituted property that is subject to that Ordinance and as if such Receiver were appointed under that Ordinance), free from any limitation under paragraph 11 of the Fourth Schedule to that Ordinance;

11.1.2	all rights, powers and discretions conferred by this Deed (either expressly or impliedly) or by law on the Chargor;

11.1.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

11.1.4	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Chargor) which seem to that Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of any Collateral Rights (including without limitation realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming, or which, when got in, would be part of the Charged Property.

11.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have the following powers in relation to the Charged Property (and any assets of the Chargor which, when got in, would be part of the Charged Property) in respect of which he was appointed (and every reference in this Clause 11.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):

11.2.1	Take Possession

power to enter upon, take immediate possession of, collect and get in the Charged Property including without limitation dividends and other income whether accrued before or after the date of his appointment;

11.2.2	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property or this Deed in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

11.2.3	Carry on Business

power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Charged Property or any business relating thereto in such manner as he shall in his absolute discretion think fit;

11.2.4	Employees

power to appoint, hire and employ officers, employees, contractors, agents, advisors and others for any of the purposes of this Deed and/or to guard or protect the Charged Property upon terms as to remuneration or otherwise as he may think fit and to discharge any such persons and any such persons appointed, hired or employed by the Chargor;

11.2.5	Receipts

power to give a valid receipt for any monies and execute any assurance or thing which may be proper or desirable for realising any Charged Property;

11.2.6	Deal with Charged Property

power, in relation to the Charged Property and each and every part thereof, to sell, transfer, convey, dispose of or concur in any of the foregoing by the Chargor or any other receiver or manager of the Chargor (including without limitation to or in relation to the Investor) in such manner and generally on such terms as he thinks fit , and the consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which the Receiver thinks fit;

11.2.7	Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of the whole or any part of the Charged Property or otherwise for the benefit of the whole or any part of the Charged Property;

11.2.8	New Subsidiary

power to promote, procure the formation or otherwise acquire the share capital of, any body corporate with a view to such body corporate becoming a subsidiary of the Chargor or otherwise and purchasing, leasing or otherwise acquiring an interest in the whole or any part of the Charged Property or carrying on any business in succession to the Chargor or any subsidiary of the Chargor;

11.2.9	Delegation

power to delegate his powers in accordance with this Deed; 11.2.10Insurance power to effect, maintain or renew indemnity and other insurances and to obtain bonds and performance guarantees and do any other act which the Chargor might do in the ordinary conduct of its business to protect or improve any Charged Property;

11.2.11	Borrowing

power to raise or borrow money from the Investor or any other person to rank either in priority to the security constituted by this Deed or any part of it or otherwise and with or without a mortgage or charge on the Charged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

11.2.12	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

11.2.13	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal of the Chargor;

11.2.14	Advisors

power to appoint an attorney or solicitor or accountant or other professionally qualified person to assist him in the performance of his functions;

11.2.15	Payments

power to make any payment which is necessary or incidental to the performance of his functions; and

11.2.16	Exercise of Powers in Chargor’s Name

power to exercise any or all of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up or dissolution of the Chargor) or on his own behalf.

11.3	Terms of Disposition

In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers (including without limitation a disposal by a Receiver to any subsidiary of the Chargor or other body corporate as is referred to in Clause 11.2.8 (New Subsidiary)), a Receiver or the Investor may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Investor, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Investor may contain conditions excluding or restricting the personal liability of the Receiver or the Investor.

11.4	Relationship with Investor

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed becomes enforceable be exercised by the Investor in relation to any Charged Property without first appointing a Receiver and notwithstanding the appointment of a Receiver.

12.	APPLICATION OF MONIES

12.1	Order of Application

Save as otherwise expressly provided in this Deed, all moneys and/or non-cash recoveries and/or proceeds received or recovered by the Investor or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and subject to Clause 12.2 (Suspense Account)) be applied:

12.1.1	first, in the payment of the costs, charges and expenses incurred and payments made by any Receiver, the payment of his remuneration and the discharge of any liabilities incurred by such Receiver in, or incidental to, the exercise of any of his powers;

12.1.2	second, be applied by the Investor as the Investor shall think fit in discharge of the Secured Obligations; and

12.1.3	third, following such payments, the remaining balance (if any) shall be paid to the Chargor for its rights and interests or such other person as may be entitled thereto.

This Clause does not prejudice the right of the Investor to recover from the Chargor any shortfall between (i) any Unpaid Sum; and (ii) the moneys and/or non-cash recoveries and/or proceeds received or recovered under this Clause.

12.2	Suspense Account

All monies received, recovered or realised under this Deed by the Investor or any Receiver or the powers conferred by it (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 12.1 (Order of Application).

12.3	Application by Chargor

Any application under this Clause 12 shall override any application by the Chargor.

13.	RECEIPT AND PROTECTION OF PURCHASERS

13.1	Receipt and Consideration

The receipt of the Investor or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Property from the Investor or such Receiver and in making any sale or disposal of any part of the Charged Property or making any acquisition, the Investor or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

13.2	Protection of Purchasers

No purchaser or other person dealing with the Investor or any Receiver shall be bound to inquire whether the right of the Investor or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Investor or such Receiver in such dealings. The protection given to purchasers from a mortgagee in sections 52 and 55 of the Conveyancing and Property Ordinance (Chapter 219 of the Laws of Hong Kong) shall apply mutatis mutandis to purchaser(s) and other person(s) dealing with the Investor or any Receiver.

14.	POWER OF ATTORNEY

14.1	Appointment and Powers

The Chargor by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Chapter 31 of the Laws of Hong Kong) appoints the Investor and any Receiver severally to be its attorney and in its name, on its behalf to execute, deliver and perfect all documents and do all things which the Investor or such Receiver may consider to be necessary for:

14.1.1	carrying out any obligation imposed on the Chargor by this Deed or any other agreement binding on the Chargor to which the Investor is party (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property or any part thereof); and

14.1.2	enabling the Investor and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including, without limitation, upon or after the occurrence of a Triggering Event, the exercise of any right of a legal or beneficial owner of the Charged Property or any part thereof).

14.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the lawful exercise or purported exercise of all or any of its powers pursuant to this Deed.

15.	REPRESENTATIONS

15.1	Representations

The Chargor represents and warrants to the Investor that:

15.1.1	the Chargor is aged 18 or above and of full mental capacity;

15.1.2	subject to Legal Reservations, each of the obligations expressed to be assumed by him in this Deed are legal, valid, binding and enforceable obligation, and this Deed creates the security interests which it purports to create and such security interests are valid and effective;

15.1.3	the entry into and performance by him of, and the transactions contemplated by, this Deed do not and will not:

(a)	conflict with any law or regulation applicable to him;

(b)	conflict with any agreement or instrument binding upon him or any of his assets; or

(c)	result in the existence of or oblige him to create any security over all or any of his assets (other than the security constituted pursuant to this Deed);

15.1.4	he has the power to enter into, perform and deliver, and has taken all necessary actions to authorise his entry into, performance and delivery of, this Deed;

15.1.5	no limit on his powers will be exceeded as a result of the grant of security contemplated by this Deed;

15.1.6	all Authorisation required or desirable:

(a)	to enable him lawfully to enter into, exercise its rights and comply with his obligations in this Deed;

(b)	to make this Deed admissible in evidence in Hong Kong; and/or

(c)	to enable him to create the security expressed to be created by him pursuant to this Deed and to ensure that such security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect;

15.1.7	subject to Legal Reservations, the choice of the laws of Hong Kong as the governing law of this Deed will be recognised and enforced in the courts of Hong Kong;

15.1.8	subject to Legal Reservations, any judgment obtained in the courts of Hong Kong in relation to this Deed will be recognised and enforced in Hong Kong;

15.1.9	save and except for those as set out in Clause 4 (Perfection of Security) herein, under the law of the British Virgin Islands, it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed;

15.1.10	all consents necessary to enable any asset that is expressed to be subject to any security under this Deed to be the subject of effective security under this Deed have been obtained and are in full force and effect;

15.1.11	he is, and will be, the sole and absolute beneficial owner of the Charged Property free from Security Interest (other than the security constituted pursuant to this Deed) and this Deed creates in favour of the Investor first ranking Security Interest over the Charged Property;

15.1.12	the Shares and, to the extent applicable, the other Share Collateral, are duly authorised, validly issued, fully paid and not subject to any option to purchase or similar right and the particulars of the Shares set out in Schedule 1 (Particulars of Shares) are accurate and the Shares described therein constitute 100% of the issued shares of the Company;

15.1.13	he has not sold or otherwise disposed of, or created, granted or permitted to subsist any security over, all or any of his right, title and interest in the Charged Property (other than the security constituted pursuant to this Deed and other than as expressly permitted under this Deed);

15.1.14	the Share Collateral has been validly issued and allotted by the Company and are fully paid up and there are no monies or liabilities payable or outstanding by the Chargor in relation to any of the Shares;

15.1.15	15.1.15

(a)	no petition has been presented, and no order has been made, for the bankruptcy of the Chargor or for the appointment of a bankruptcy trustee to the Chargor;

(b)	the Chargor has not proposed or agreed to a composition, compromise, assignment or arrangement with any of his creditors; and

(c)	the Chargor is not subject to or threatened by any other procedures or steps which are analogous to those set out above.

15.1.16	no Event of Default is continuing or might reasonably be expected to result from the entry into, the performance of, or any transaction contemplated by this Deed;

15.1.17	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on him or to which his assets are subject; and

15.1.18	no litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency been started or threatened, or is pending, against him or his assets which may have a Material Adverse Effect.

15.2	Repetition

Each of the representations and warranties above shall be deemed to be repeated by the Chargor on each day of the Security Period by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

16.	UNDERTAKINGS

16.1	The Chargor hereby covenants during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the security created by this Deed) and that it shall not:

16.1.1	create or permit to subsist any security (other than that created by this Deed) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

16.1.2	sell, lease, assign, lend, dispose of, transfer or otherwise deal with any of its interest in the Charged Property (other than pursuant to this Deed) and in any such case, without the prior written consent of the Investor; or

16.1.3	do, or permit to be done, any act or thing that would or might depreciate, jeopardise or otherwise prejudice the security held by the Investor, or diminish the value of any of the Charged Property or the effectiveness of the security created by this Deed. The Chargor shall, promptly on becoming aware, notify the Investor in writing of any representation or warranty set out in Clause 15.1 (Representations) which is incorrect or misleading in any respect when made or deemed to be repeated and any breach of any covenant set out in this Deed.

16.2	The Chargor shall deliver to the Investor immediately upon receipt by the Chargor copies of all notices of general meetings, proposed shareholder resolutions of the Company, financial statements and all other materials distributed to, or requiring action by, shareholders of the Company from time to time and all other materials and information distributed by the Company to, or requiring action by, the shareholders of the Company and such other information concerning the Company (that the Chargor as a shareholder of the Company would have known) as the Investor shall from time to time request.

16.3	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Investor shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

16.4	The Chargor shall not take, or allow the taking of, any action on its behalf which may result in the rights attaching to, or conferred by, all or any of the Charged Property being altered.

16.5	The Chargor shall not waive, release, settle, compromise, abandon or set-off any claim or the liability of any person in respect of the Related Rights, or do or omit to do any other act or thing whereby the recovery in full of the Related Rights as and when they become payable may be impeded.

16.6	The Chargor shall not, and shall procure that there shall not, effect any sale, transfer or disposal of any Shares or Charged Property or any interest therein, without the prior written consent of the Investor.

16.7	If the Chargor sells, assigns, or otherwise disposes of or parts with possession of or deals with or otherwise creates an interest in (a “Disposal”) any Charged Property in breach of Clause 16.6, then, despite that Disposal:

16.7.1	the Investor is not to be taken to have authorised the Disposal;

16.7.2	the Investor is not to be taken to have agreed that the Disposal would extinguish any Security Interest the Investor holds in that Charged Property;

16.7.3	to the extent the law allows, the Security Interest continues in that Charged Property; and

16.7.4	the Chargor must give the Investor prompt notice of the Disposal and any information requested by the Investor in relation to the other person or persons party to the Disposal to enable the Investor to perfect the Security Interest as against that person or those persons.

16.8	The Chargor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Investor of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed.

17.	EFFECTIVENESS OF SECURITY

17.1	Continuing Security

The security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Investor. No part of the security from time to time intended to be constituted by this Deed will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

17.2	Cumulative Rights

The security created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Investor may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Investor over the whole or any part of the Charged Property shall merge into the security constituted by this Deed. The foregoing applies notwithstanding any receipt, release or discharge endorsed or given in respect of or under any such other Security.

17.3	Chargor’s Obligations

None of the obligations of the Chargor under this Deed or the Collateral Rights shall be affected by an act, omission, matter, thing or event which, but for this Clause 17.3, would reduce, release or prejudice any of its obligations under this Deed, any of the obligations of the Chargor under this Deed or the Collateral Rights including (without limitation and whether or not known to it or the Investor):

17.3.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of the Chargor or any other person or any change in its status, function, control or ownership;

17.3.2	any of the obligations of the Chargor or any other person under any Transaction Document, or under any other security relating to any Transaction Document, being or becoming illegal, invalid, unenforceable or ineffective in any respect;

17.3.3	any time, waiver or consent granted to, or composition with, the Chargor or any other person;

17.3.4	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any other person;

17.3.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.3.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

17.3.7	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any other document or security or of the Secured Obligations;

17.3.8	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

17.3.9	any insolvency or similar proceedings;

17.3.10	the existence of any claim, set-off right or other right that the Chargor may have at any time against the Investor or any other person; or

17.3.11	any law, regulation or decree or order of any jurisdiction affecting the Chargor.

17.4	Chargor intent

Without prejudice to the generality of Clause 17.3 (Chargor’s Obligations), the Chargor expressly confirms that it intends that the security created under this Deed, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Transaction Documents or any other security relating to any Transaction Document.

17.5	Remedies and Waivers

No failure on the part of the Investor to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof or constitute an election to affirm this Deed. No election by the Investor or any Receiver to affirm this Deed or to waive any Collateral Rights shall be effective unless it is in writing. The Collateral Rights are cumulative and not exclusive of the rights of the Investor or any Receiver under the general law, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

17.6	Immediate recourse

The Chargor waives any right it may have of first requiring the Investor (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from the Chargor under this Deed.

17.7	No Liability

None of the Investor, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with all or any part of the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of wilful default upon its part (as finally judicially determined).

17.8	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed under such laws nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that security.

17.9	No Prior Demand

The Investor shall not be obliged to make any demand of or enforce any rights or claim against the Chargor or any other person, to take any action or obtain judgment in any court against the Chargor or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Chargor or any other person or to enforce or seek to enforce any other security in respect of any or all of the Secured Obligations before exercising any Collateral Right.

17.10	Deferral of rights

Until the time when (i) all Secured Obligations have been irrevocably discharged in full and (ii) all amounts which may be or become payable by the Chargor and the Chargor under or in connection with the Transaction Documents have been irrevocably paid in full, the Chargor will not (unless the Investor otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

17.10.1	to be indemnified by the Chargor;

17.10.2	to claim any contribution from any guarantor of the Chargor’s obligations under any or all of the Transaction Documents; and/or

17.10.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Investor under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Investor;

17.10.4	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Chargor has given a guarantee, security, undertaking or indemnity under any Transaction Document;

17.10.5	to exercise any right of set-off against any Obligor; and/or

17.10.6	to claim or prove as a creditor of any Obligor in competition with the Investor.

If the Chargor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all Secured Obligations to be paid in full) on trust for the Investor, and shall promptly pay or transfer the same to the Chargor (or as the Investor may direct) for application in accordance with Clause 12.1 (Order of Application).

17.11	Settlement conditional

Any settlement, discharge or release hereunder in relation to the Chargor or all or any part of the Charged Property shall be conditional upon no security or payment by the Chargor to the Investor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in the event of any such avoidance or reduction or similar event be void, and the liability of the Chargor under this Deed and the Security Interest created by this Deed shall continue as if such payment, settlement, discharge or release had not occurred.

18.	RELEASE OF SECURITY

18.1	Redemption of Security

Upon the time when (i) all Secured Obligations have been irrevocably discharged in full, and (ii) all amounts which may be or become payable by the Chargor under or in connection with the Transaction Documents have been irrevocably paid in full, the Investor shall, at the request (with reasonable notice) and cost of the Chargor, as soon as reasonably practicable, release and cancel the security constituted by this Deed on the relevant Share Collateral and procure the reassignment to the Chargor of the property and assets assigned to the Investor and the return to the Chargor of the certificates and documents delivered to the Investor pursuant to this Deed (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed), in each case subject to Clauses 18.2 (Avoidance of Payments) and 17.11 (Settlement conditional) and without recourse to, or any representation or warranty by, the Investor or any of its nominees.

18.2	Avoidance of Payments

If the Investor reasonably considers that any amount paid or credited to or recovered by the Investor from the Chargor or the Guarantor is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Deed and the security constituted by this Deed shall continue and such amount shall not be considered to have been irrevocably paid.

19.	SUBSEQUENT AND PRIOR SECURITY INTERESTS

19.1	Subsequent security interests

If the Investor (acting in its capacity as chargee or otherwise) at any time receives or is deemed to have received notice of any subsequent security or other interest affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Transaction Documents, all payments thereafter by or on behalf of the Chargor to the Investor shall be treated as having been credited to a new account of the Investor and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Investor received such notice of such subsequent security or other interest or such assignment or transfer.

19.2	Prior security interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security or upon the exercise by the Investor or any Receiver of any power of sale under this Deed or any Collateral Right, the Investor may redeem any prior ranking security over or affecting any Charged Property or procure the transfer of any such prior ranking security to itself. The Investor may settle and agree the accounts of the beneficiary of any such prior security and any accounts so settled and agreed will be conclusive and binding on the Chargor. All principal, interest, costs, charges, expenses and/or other amounts relating to and/or incidental to any such redemption or transfer shall be paid by the Chargor to the Investor upon demand.

20.	CURRENCY CONVERSION AND INDEMNITY

20.1	Currency Conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Investor may convert any money received, recovered or realised or subject to application by it under this Deed from one currency to another, as the Investor may think fit, and any such conversion shall be effected at the Investor’s spot rate of exchange (or, if no such spot rate of exchange is quoted by the Investor, such other rate of exchange as may be available to the Investor) for the time being for obtaining such other currency with such first-mentioned currency.

20.2	Currency Indemnity

If any sum (a “Sum”) owing by the Chargor under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

20.2.1	making or filing a claim or proof against the Chargor;

20.2.2	obtaining an order or judgment in any court or other tribunal;

20.2.3	enforcing any order or judgment given or made in relation to this Deed; or

20.2.4	applying the Sum in satisfaction of any of the Secured Obligations,

the Chargor shall indemnify the Investor from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Investor at the time of such receipt or recovery of such Sum.

21.	COSTS, EXPENSES AND INDEMNITY

21.1	Costs and expenses

The Chargor shall, on demand of the Investor, reimburse the Investor on a full indemnity basis for all costs and expenses (including legal fees and any value added tax) incurred by the Investor in connection with (a) the execution of this Deed or otherwise in relation to this Deed, including but not limited to costs and expenses relating to any amendment of this Deed, (b) the perfection or enforcement of the security constituted by this Deed, (c) the exercise of any Collateral Right, together with interest from the date such costs and expenses were incurred to the date of reimbursement of the same by the Chargor, and (d) the release of the security constituted by this Deed.

21.2	Stamp taxes

The Chargor shall pay all stamp, registration and other Taxation to which this Deed, the security contemplated in this Deed and/or any judgment given in connection with this Deed is, or at any time may be, subject and shall, from time to time, indemnify the Investor on demand against any liabilities, costs, claims and/or expenses resulting from any failure to pay or delay in paying any such Tax.

21.3	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security constituted by this Deed, indemnify the Investor, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on any of them by this Deed or otherwise relating to the Charged Property or any part thereof.

22.	PAYMENTS FREE OF DEDUCTION

22.1	Tax gross-up

All payments to be made to the Investor under this Deed shall be made free and clear of and without deduction for or on account of any Taxation unless the Chargor is required to make such payment subject to the deduction or withholding of any Taxation, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

22.2	No set-off or counterclaim

All payments to be made by the Chargor under this Deed shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.	DISCRETION AND DELEGATION

23.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Investor or any Receiver may, subject to the applicable terms and conditions of, as the case may be, the Transaction Documents, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

23.2	Delegation

(a)	Each of the Investor and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 14 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Investor or any Receiver.

(b)	Neither the Investor nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission, neglect or misconduct on the part of any delegate or sub-delegate.

23.3	Protections

In acting as chargee, the Investor shall have the benefit of all indemnities, protections and rights on its part set out in the Transaction Documents, as if set out fully herein.

24.	SET-OFF

The Investor may set off any matured obligation due from the Chargor under any or all of the Transaction Documents (to the extent beneficially owned by the Investor) against any matured obligation owed by the Investor to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, the Investor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

25.	CHANGES TO PARTIES

25.1	Successors

This Deed shall be binding upon and enure to the benefit of each party hereto and its and/or any subsequent successors and permitted assigns and transferees. Without prejudice to the foregoing, this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Investor; and references to the Investor herein shall be deemed to include any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Investor under this Deed or to which, under such laws, those rights and obligations have been transferred.

25.2	No Assignment or Transfer by Chargor

The Chargor may not assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

25.3	Assignment or Transfer by Investor

The Investor may assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

25.4	Disclosure

The Investor shall be entitled to disclose such information concerning the Chargor or any other person and this Deed as the Investor considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

26.	AMENDMENTS AND WAIVERS

26.1	Any provision of this Deed may be amended or waived only by agreement in writing between the Chargor and the Investor. No third party’s signature is required for any amendment.

26.2	No failure on the part of the Investor to exercise, or delay on its part in exercising, any or all of its rights hereunder shall operate as a waiver thereof or constitute an election to affirm this Deed. No election to affirm this Deed on the part of the Investor shall be effective unless it is in writing. No single or partial exercise of any such right or remedy shall preclude any further or other exercise of such or any other right or remedy.

27.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of 80 years from the date of the Subscription Agreement.

28.	NOTICES

28.1	Any notice, claim or demand in connection with this Deed shall be in writing, in English language, and marked “IMPORTANT LEGAL NOTICE” (each a “Notice”), and shall be delivered or sent to the recipient at its email address, facsimile number or address (where applicable) listed below, or any other email address, facsimile number or address notified to the sender by the recipient for the purposes of this Instrument:

To the Chargor:	CHEN SHENG (陈升) Address: 10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016 Email: Josh.Chen@vnet.com

Facsimile: +86 10 8456 4234

To the Investor:	SHINING RICH HOLDINGS LIMITED
耀富控股有限公司

Email: workforpapper@163.com

Attention: Fang Li / Tong Lin

28.2	If any Investor that is a natural Person dies, until the Party giving a Notice has received notice in writing of the grant of probate of his will or letters of administration of his estate (or equivalent), any Notice so given shall be as effectual as if he was still living.

28.3	Without prejudice to Clause 28.2, any Notice shall be deemed to have been served: (a) if served by hand, when delivered and proof of delivery is obtained by the delivery party, (b) if served by overnight courier, on the next Business Day, or (c) if sent by facsimile or email, only when received in legible form by at least one of the relevant facsimile number or email addresses (as applicable) of the person(s) to whom the communication is made. Any Notice received on a Sunday or public holiday shall be deemed to be received on the next Business Day.

29.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

30.	THIRD PARTY RIGHTS

30.1	A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Deed.

30.2	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

31.	GOVERNING LAW

This Deed shall be governed by and shall be construed in accordance with Hong Kong law.

32.	JURISDICTION

32.1	With respect to any dispute, controversy or claim arising out of or relating to this Deed, including the existence, validity, performance, interpretation, construction, breach or termination thereof or the consequences of its nullity (each a “Dispute”), the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

32.2	The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

32.2.1	suit;

32.2.2	jurisdiction of any court or arbitral tribunal;

32.2.3	relief by way of injunction or order for specific performance or recovery of property;

32.2.4	attachment of its assets (whether before or after judgment); and

32.2.5	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts or arbitral tribunal of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

32.3	This Clause 32 (Jurisdiction) is for the benefit of the Investor only. As a result and notwithstanding Clause 32.1, nothing herein shall prevent the Investor from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Investor may take concurrent proceedings in any number of jurisdictions.

33.	SERVICE OF PROCESS

33.1	Without prejudice to any other mode of service allowed under any relevant law, the Chargor irrevocably appoints VNET Group Limited of 37/F., Tower 1 Metroplaza, Hing Fong Road, Kwai Fong, Hong Kong as its agent under this Deed for service of process in any proceedings before the Hong Kong courts in connection with this Deed.

33.2	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within five (5) days of the event taking place) appoint another agent on terms acceptable to the Investor. Failing this, the Investor may appoint another process agent for this purpose.

33.3	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

33.4	This Clause does not affect any other method of service allowed by law.

SCHEDULE 1

PARTICULARS OF SHARES

Legal and Beneficial owner	Issued shares of the Company

CHEN Sheng (陈升)	1,000 ordinary shares

SCHEDULE 2

FORMS OF INSTRUMENT OF TRANSFER

I/We

of

in consideration of the Sum of

paid to me/us by (name in full)

of (full address)

(hereinafter called “the said Transferee”) do hereby transfer to the said Transferee the

__________________________________________share(s) numbered ________________________________________________________________

standing in my/our name in the Register of

to hold unto the said Transferee or (his/her Executors or Administrators/its Assigns), subject to the several conditions upon which I/we hold the same at the time of execution hereof. And I/we the said Transferee do hereby agree to take the said shares subject to the same conditions.

Dated                     day of.

(Signature of Transferor)

(Signature of Transferee)

SCHEDULE 3

FORM OF IRREVOCABLE PROXY AND POWER OF ATTORNEY

SUNRISE CORPORATE HOLDING LTD.

(the “Company”)

The undersigned, CHEN SHENG ( 陈 升 ), as a shareholder of the Company, hereby makes, constitutes and appoints the following person:

[to be left blank]

(the “Attorney”) as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name (the “Shares”) at all general meetings of shareholders or stockholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Share Charge referred to below and the undersigned hereby ratifies and confirms all that the said Attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The Shares have been charged to the Attorney pursuant to a share charge dated _______________________________2024 between CHEN SHENG ( 陈 升 ) as Chargor and SHINING RICH HOLDINGS LIMITED 耀富控股有限公司 as Investor (the “Share Charge”).

Notwithstanding anything contained in this instrument, the power of attorney and proxy shall only be exercisable upon and after the occurrence of a Triggering Event (as defined in the Share Charge).

This power and proxy is given to secure a proprietary interest of the donee of the power and is irrevocable and shall remain irrevocable as long as the Share Charge is in force.

IN WITNESS whereof this instrument has been duly executed this _____ day of __________2024 as a deed.

(The remainder of this page is intentionally left blank)

SIGNED SEALED AND DELIVERED by	) )
CHEN SHENG (陈升)	) ) ) )
in the presence of:	)	CHEN SHENG (陈升)

Signature of witness

Name of witness:

Address of witness:

SCHEDULE 4

FORM OF LETTER OF RESIGNATION

To:	The Board of Directors
Sunrise Corporate Holding Ltd. (the “Company”)

Date:

Dear Sirs,

Resignation

I hereby tender my unconditional and irrevocable resignation as a director of the Company with effect from the date of this letter. I confirm that:

1.	I (in my capacity as a director of the Company) have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to me whether now or in the future or under which I would derive any benefit (in each case, in my capacity as a director of the Company).

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

[name of relevant director]

SCHEDULE 5

FORM OF WRITTEN RESOLUTIONS

SUNRISE CORPORATE HOLDING LTD.

(the “Company”)

Dated: [to be left blank]

IT IS RESOLVED THAT:

1.	each of the following transfers of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name of the relevant transferee be entered forthwith in the register of members of the Company in respect of the relevant shares so transferred and that new share certificates in respect of such shares be issued forthwith to such transferee in accordance with the Articles of Association of the Company:

[to be left blank]

2.	each of the following persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

3.	the resignation of the following persons as directors of the Company be accepted with immediate effect:

[to be left blank]

4.	the above changes in members and directors of the Company be entered in the Register of Directors and Register of Members of the Company and that any director of the Company be authorised to sign and deliver any relevant return in connection therewith.

[all the directors of the Company to state their names and sign]

SCHEDULE 6

FORM OF LETTER OF UNDERTAKING AND AUTHORISATION

To:      Shining Rich Holdings Limited 耀富控股有限公司as Investor (as defined in the Deed) (which expression shall include its successors, assigns and transferees)

Dear Sirs,

Deed of Share Charge dated                              2024 by CHEN SHENG (陈升) in favour of SHINING RICH HOLDINGS LIMITED 耀富控股有限公司 as Investor (as amended from time to time, the “Deed”)

Terms and expressions defined in or construed for the purposes of the Deed shall have the same meaning herein.

I hereby unconditionally and irrevocably:

1	undertake to procure, to the extent of my powers as a director of Sunrise Corporate Holding Ltd. (the “Company”), that any or all of the shares in the Company which are charged to you pursuant to the Deed shall upon your request be promptly registered in the name of yourself or (at your request) any person(s) whom you may nominate;

2	authorise each of you and any other person(s) authorised by you severally to complete, date and put into effect:

(a)	the attached letter of resignation signed by me;

(b)	the attached written resolutions of the board of directors of the Company signed by me; and

(c)	any other document signed by me and delivered pursuant to Clause 4.2 (Delivery of Documents of Title) of the Deed,

in each case at any time after the security constituted by the Deed shall have become enforceable in accordance with its terms.

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated: ______________________

IN WITNESS WHEREOF this deed has been executed the day and year above written.

SIGNED SEALED AND DELIVERED	)
by	)
[name of relevant director]	)
In the presence of	)

Signature of witness:
Name of witness:

SCHEDULE 7

FORM OF LETTER OF INSTRUCTION (AND ACKNOWLEDGEMENT) TO REGISTERED AGENT

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

Date:

Dear Sir or Madam

SUNRISE CORPORATE HOLDING LTD. (the “Company”)

We hereby notify you that pursuant to a Charge (the “Charge”) dated [insert date] 2024 between SHINING RICH HOLDINGS LIMITED 耀富控股有限公司 (the “Investor”) and SHENG CHEN (the “Chargor”), the Chargor has granted a security interest in favour of the

Investor over all the shares standing in its name on the register of members of the Company (the “Register”) and all other shares in the Company from time to time legally or beneficially owned by the Chargor in the Company (the “Shares”).

We refer to the Terms and Conditions under which you provide registered office and agent services to the Company (the “Terms”) and set out below the agreement reached between the Company, the Chargor and the Investor in relation to the Register maintained by you pursuant to the Terms that, notwithstanding any other provisions of the Terms:

1	You are instructed to make an annotation of the existence of the Charge and the security interests created thereby in the Register. Such annotation should only be removed by you upon your receipt of the Discharge Notice (as defined below).

2	At any time after the Investor notifies you in writing that an Event of Default (as defined in the Charge) has occurred you are authorised and entitled to rely upon the instructions of the Investor to register the Investor or its nominee (as the Investor may direct) in the Register as the registered holder of the Shares pursuant to the Charge (provided that the Investor delivers to you a duly completed and executed transfer form in respect of the Shares being transferred), to update the Register of Directors of the Company to reflect a change of directors of the Company (provided that the Investor delivers to you a duly completed and executed director resignation letter along with a consent letter for a new director) and to otherwise comply with any directions or instructions from the Investor in relation to the Charge. Such authorisation and entitlement to rely upon the instructions of the Investor shall only terminate upon your receipt of a notification in writing from the Investor confirming that the Charge has been discharged (such notification being the “Discharge Notice”).

3	In performing your obligations under the terms of this letter you shall be entitled to rely upon instructions given by, or purporting to be given by, a director or other officer or authorised signatory of the Investor, and you shall, if instructed to do so by the Investor, register any transfer of shares either to the Investor (or its nominee) or to any third party pursuant to the power of sale conferred upon the Investor under the Charge.

4	The Investor’s instructions shall prevail in all circumstances in respect of the matters referred to herein and you are entitled to comply with such instructions of the Investor.

5	The Company and the Chargor and the Investor shall jointly and severally indemnify (on a full indemnity basis) and hold harmless you, the firm of Maples and Calder and any entities, whether partnerships, companies or otherwise, owned or controlled by, or under common control with or affiliated with, Maples and Calder as may be established from time to time (for themselves and on trust and as agents for the benefit of the other persons mentioned below), their successors and assigns and their respective directors, officers, employees, agents and partners present and future and each of them, as the case may be, against all liabilities, obligations, losses, damages, penalties, actions, proceedings, claims, judgements, demands, costs, expenses or disbursements of any kind (including legal fees and expenses) whatsoever which they or any of them may incur or be subject to in consequence of acting pursuant to any instructions received from the Investor in respect of the matters referred to in paragraphs 1 and 2 above. This indemnity provision shall survive termination of the agreement set out in this letter.

6	The agreement set out in this letter shall terminate upon the earlier of the date of: (i) the Discharge Notice; (ii) termination of the Terms; and (iii) you ceasing to maintain the Register or to act as registered agent of the Company.

7	The Company and you agree that the Terms, and all rights and obligations of the parties thereunder, shall remain in full force and effect. The terms of this letter shall not, except as expressly provided in this letter, be deemed to be consent to any waiver or modification of any other terms or provisions of the Terms.

8	The terms set out in this letter are governed by, and shall be construed in accordance with, the laws of the British Virgin Islands.

Please confirm by countersigning below that you agree to the above.

Yours faithfully

Authorised Signatory for and on behalf of SUNRISE CORPORATE HOLDING LTD.	Authorised Signatory for and on behalf of SHINING RICH HOLDINGS LIMITED 耀富控股有限公司

SHENG CHEN

Acknowledged and agreed by:

Authorised Signatory
for and on behalf of
Maples Corporate Services (BVI) Limited

SCHEDULE 8

FORM OF DEED OF UNDERTAKING AND CONFIRMATION FROM THE COMPANY

[Date]

Shining Rich Holdings Limited

耀富控股有限公司

(the “Investor”)

Dear Sirs

Sunrise Corporate Holding Ltd. (the “Company”)

We refer to the charge over shares in respect of all the shares held by the Chargor in the Company (the “Share Charge”) between Sheng Chen as chargor (the “Chargor”) and the Investor whereby, inter alia, the Chargor granted a charge over the Shares and all Related Rights in favour of the Investor.

Capitalised words and expressions used in this deed which are not expressly defined herein have the same meanings ascribed to them in the Share Charge.

This deed of undertaking and confirmation is given pursuant to the Share Charge.

1.	For valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes while an Event of Default has occurred and is continuing to register in the Register of Members any and all share transfers to the Investor or its nominee(s) in respect of the Shares submitted to the Company by the Investor.

2.	The Company hereby confirms that it has instructed its registered agent to make an annotation of the existence of the Share Charge and the security interests created thereby in the Register of Members pursuant to the Share Charge.

3.	The Company hereby confirms that the Register of Members provided to the Investor pursuant to the Share Charge is a certified copy of the original Register of Members and it will not redesignate or otherwise seek to recreate the Register of Members.

THIS DEED POLL has been executed and delivered as a Deed Poll on the day and year first above written.

IN WITNESS WHEREOF this deed has been executed the day and year above written.

EXECUTED AND DELIVERED	)
AS A DEED	)
by	)
for and on behalf of	)	Duly Authorised Signatory
SUNRISE CORPORATE HOLDING	)
LTD.	)	Name:
	)	Title:

EXECUTION PAGE

The parties hereto have executed and delivered this Deed as a deed the day and year first above written.

THE CHARGOR

SIGNED SEALED AND DELIVERED AS A DEED by	) )
CHEN SHENG (陈升)	) ) ) )
	)	/s/ CHEN SHENG
CHEN SHENG (陈升)

[Execution Page – Share Charge (Guarantor – BVI-3) – Chargor]

THE INVESTOR

EXECUTED AND DELIVERED AS A DEED by Wang Peng	) )
)
, its authorised signatory for and on behalf of	)
SHINING RICH HOLDINGS LIMITED 耀富控股有限公司	) ) )
	)	/s/ Wang Peng
	)	Name: Wang Peng
	)	Title: Authorised Signatory

[Execution Page – Share Charge (Guarantor – BVI-3) – Investor]